Exhibit 99.1

AstraZeneca PLC

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THE ASTRAZENECA SHARE OPTION PLAN

__________________________________________________________________

As adopted by the Board of Directors of the Company and approved by the Company in general meeting on 26 May 2000

Amended:
24 July 2002 (new exercise process changes)
3 October 2002 (French schedule)

  THE ASTRAZENECA SHARE OPTION PLAN

  CONTENTS

Page
1.	The AstraZeneca Share Option Plan

1.	How the Plan will operate	1

2.	Performance targets	2

3.	The limit on the number of Shares which can be issued	2

4.	The exercise of Options	4

5.	Cessation of Employment	4

6.	Lapse of Options	5

7.	General offer, scheme of arrangement or voluntary winding-up of the Company	6

8.	How Options are exercised	8

9.	Adjustment of Options	9

10.	Exchange of Options	10

11.	Amending the Plan	11

12.	General	12

	US Appendix	15

	Canadian Appendix	21

	Schedule 1 (France)	21

	Schedule 2 (The Netherlands)	22

	Schedule 3 (Japan)	25

	Schedule 4 (Puerto Rico)	26

	Schedule 5 (Belgium)	27

	Definitions Appendix	28

		Page

2.	The AstraZeneca Inland Revenue Approved Share Option Plan

1.	How the Approved Plan will operate	33

2.	Performance targets	34

3.	The limit on the number of Shares which can be issued	35

4.	The exercise of Options	36

5.	Lapse of Options	37

6.	Discretion to extend period of exercise	38

7.	General offer, scheme of arrangement or voluntary winding-up of the Company	39

8.	How Options are exercised	40

9.	Adjustment of Options	41

10.	Exchange of Options	42

11.	Amending the Approved Plan	43

12.	General	44

Definitions Appendix		47

  RULES OF THE ASTRAZENECA SHARE OPTION PLAN

1.           HOW THE PLAN WILL OPERATE

1.1	Policies set by the Remuneration Committee

The Remuneration Committee will set the policies for the Company’s operation and administration of the Plan within the terms of the Rules, including as regards:

1.1.1	the Eligible Employees who will be eligible to participate from time to time;

1.1.2	the maximum Market Value of Shares which may be put under any Eligible Employee’s Option;

1.1.3	what Option Price will apply to each Eligible Employee’s Option;

1.1.4	whether any performance target(s) will apply to the grant and/or exercise of each Eligible Employee’s Option;

1.1.5	how Options are granted; and

1.1.6	the extent to which Options may be exercised when Participants cease Employment.

The Remuneration Committee can change any of its policies at any time but it cannot change its policies to the detriment of a Participant’s subsisting Options.

1.2	Participation and the grant of Options

An Eligible Employee may be recommended from time to time for the grant of an Option.  Options will be granted by the Company in accordance with the Rules.  Alternatively, the Company may request the Trustee to grant the Option or agree to satisfy the exercise of any Option granted in accordance with the Rules.  Options will be granted by deed.  A single deed of grant can be executed in favour of any number of Eligible Employees.

1.3	The Option Price

An Option will be granted at the Option Price determined by the Remuneration Committee in accordance with the Rules.

1.4	When Options will be granted

An Option can be granted at any time provided that the Date of Grant of an Option is not during a Close Period. After the fifth anniversary of the approval of the Plan by the Company in general meeting, no Option can be granted until the Remuneration Committee has reviewed the Plan.

1.5	Confirmation that an Option has been granted

A Participant who has been granted an Option will be sent, as soon as administratively practicable, an Option certificate confirming the grant of the Option and the terms on which it is granted.

1.6	An Option is personal to the Participant

An Option cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Option can be transmitted to his personal representatives.

1.7	An Option is subject to the Rules but may be renounced

An Option is granted incorporating and subject to the Rules.  A Participant may renounce his Option, in whole or in part, within 30 days of the Date of Grant and, to the extent renounced, the Option will be treated as if it had never been granted.

2.	PERFORMANCE TARGETS

2.1	Performance targets on grant or exercise of an Option

The grant or exercise of an Option may be subject to a performance target selected by the Remuneration Committee which, in the case of a performance target on exercise, will normally have to be met before the Option can be exercised. The exercise of an Option can be subject to any additional terms and conditions the Remuneration Committee considers appropriate.  If an Option is subject to any performance target or any additional terms and conditions, these will be specified at the Date of Grant.  Where an Option has been granted subject to a performance target, the Remuneration Committee will have complete discretion to decide whether and to what extent the performance target has been met.

2.2	Different performance targets can apply to different Eligible Employees

Options can be subject to different performance targets for each Eligible Employee.

3.	THE LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED

3.1	The limit for all Shares issued under the Plan

The number of Shares which can be allocated under the Plan on any day, when aggregated with the number of Shares allocated under the Approved Plan and any other Employees’ Share Scheme adopted by the Company in the previous 10 years, cannot exceed 10 per cent of the ordinary issued share capital of the Company from time to time.

3.2	Meaning of allocation and exclusion from these limits

The references in these Rules to the “allocation” of Shares mean, in the case of any share option plan, the placing of unissued Shares under option and, in relation to any other Employees’ Share Schemes, the issue and allotment of Shares.  For the purposes of the limit in Rule 3:

3.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.2.2	to the extent that the exercise of Options is to be satisfied by the transfer of Shares already in issue, those Options will not be treated as granted over unissued Shares.

3.3	Adjustment to Shares to be taken into account

Where Shares issued under the Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 3 and a Variation in the equity share capital of the Company has taken place between the date of issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the Remuneration Committee considers appropriate to take account of the Variation.

3.4          The individual limit

A limit on the Market Value (at the Date of Grant) of Shares which may put under Option on an annual basis in respect of any Eligible Employee will be set from time to time by the Remuneration Committee.  No Option will be granted to an Eligible Employee in excess of this limit without the prior approval of the Remuneration Committee.

3.5           Purported grant of an Option in excess of limits

If an Option is purported to be granted on terms which do not comply with Rule 3, the number of Shares over which that Option has been granted will,

with the number of Shares over which all other Options have been granted on the same Date of Grant, be reduced pro rata to the largest lower number as would comply with Rule 3. In any case where this Rule 3.5 operates, when the number of Shares under the Option has been adjusted accordingly, an Option will take effect from the Date of Grant as if it had been granted on the adjusted terms.

4           THE EXERCISE OF OPTIONS

4.1	When an Option can be exercised

Subject to Rule 4.2 (if appropriate) and to Rule 5.2, Rule 5.3, Rule 5.4 and Rule 7, an Option shall first be exercisable (in whole or in part) at any time following the third anniversary of the Date of Grant of that Option.

4.2	Satisfaction of any performance target

An Option can only be exercised:-

4.2.1	if it was subject to a performance target, if that performance target has been satisfied, unless the performance target is, at the discretion of the Remuneration Committee, waived; and

4.2.2	in accordance with any additional terms and conditions to which an Option is subject.

5.	CESSATION OF EMPLOYMENT

5.1	Normal provision

If a Participant ceases to be in Employment he will, subject to Rule 5.2, Rule 5.3 and Rule 5.4, cease to be entitled to exercise any Option on the day he so ceases.

5.2	Specific circumstances of cessation of Employment

If a Participant ceases to be in Employment because of:

5.2.1.	injury or disability;

5.2.2.	Redundancy;

5.2.3.	retirement;

5.2.4.	the company in the Group which employs him ceasing to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company;

5.2.5.	any of the circumstances described in Rule 7 (general offers, scheme of arrangement or voluntary winding-up of the Company) arising; or

5.2.6.	his death

all the Participant’s Options will, subject to Rule 4.2 and the proviso in Rule 7.4, become immediately exercisable.

5.3	Ceasing to be in Employment in other circumstances

If a Participant gives or is given notice to leave Employment or ceases to be in Employment without any notice having been given in any circumstances other than the ones referred to in Rule 5.2:

5.3.1	the Participant’s Options which are already exercisable must, if they are to be exercised, be exercised before the date on which the Participant ceases Employment; and

5.3.2	the Participant’s Options which are not yet exercisable can only be exercised if the Remuneration Committee decides to exercise its discretion to allow those Options to be exercised.

If the Remuneration Committee does decide to exercise its discretion under this Rule, it may do so on whatever basis it decides, subject to Rule 5.5.  It must notify the Participant (and, if appropriate, the Trustee) as soon as reasonably practicable, and must confirm the date by which the Option will lapse to the extent not exercised by that date.

5.4	Change of circumstances of Employment – deferral of exercise and lapse provisions

If a Participant ceases to be in Employment but continues to provide services to the Group or becomes employed by an Associated Undertaking, the Remuneration Committee can decide that the Participant is deemed not to have ceased Employment and that his Options will continue to be held subject to the Rules, so that Rule 5 will apply when he subsequently ceases to provide services to the Group or when he ceases to be employed by an Associated Undertaking and is not re-employed by a member of the Group, or in such other circumstances as the Remuneration Committee considers appropriate.

5.5	No exercise after the tenth anniversary of the Date of Grant

Rule 5 can never be used to allow a Participant to exercise his Option after the tenth anniversary of the Date of Grant.

6.           LAPSE OF OPTIONS

6.1	When Option lapses

An Option will lapse to the extent that it has not been exercised (whether or not it became exercisable) on the earliest of:

6.1.1.	normal lapse time: the tenth anniversary of the Date of Grant;

6.1.2.
injury, disability, Redundancy, retirement etc: if the Participant ceases Employment for any of the reasons referred to in Rule 5.2.1, 5.2.2, 5.2.3 or 5.2.4, the date which is twenty four months from the date he so ceases Employment;

6.1.3.
cessation of Employment under Rule 5.3:  if a Participant ceases Employment under Rule 5.3, the date of cessation of Employment and if the Remuneration Committee  exercises its discretion under Rule 5.3.2, the date specified by the Remuneration Committee;

6.1.4.
general offers, schemes of arrangement or voluntary winding-up of Company:  without prejudice to the operation of Rule 10, the expiry of the applicable period referred to in Rule 7.1, Rule 7.3, Rule 7.4 (subject to the proviso in Rule 7.4)or Rule 7.5; and

6.1.5.	insolvency: the date on which a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him.

6.2	Death

If a Participant dies at any time when any Option granted to him is outstanding, the Option will be and remain capable of exercise until the expiry of twenty four months from the date of his death.

6.3	Avoidance of lapse of Options where Rule 7 applies

An Option will not lapse under Rule 6.1.2 or Rule 6.1.3 if the Option would lapse under any of those provisions in a period when the Option is capable of being exercised under Rule 7, although the Option will lapse at the end of the period applicable under Rule 7.  This Rule is subject to Rule 6.1.1.

6.4           Female Participants on maternity leave

For the purposes of this Rule 6, a female Participant on maternity leave will not cease to be in Employment until the earlier of the date on which she notifies her employer of her intention not to return to work or the date on which she ceases to have statutory or contractual rights to return to work.

7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY

7.1	General offer to acquire Shares

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any person acting in concert with the offeror or any such person) a Participant can, subject to Rule 6 and Rule 7.3, exercise his Option at any time during the period of six months following the date on which the offeror (together with any person acting in concert with him) obtained Control of the Company.  After that period, all unexercised Options will, without prejudice to the operation of Rule 10, lapse.

7.2	Extension to Participants of general offer

The Company will use its best endeavours to procure that if a Participant is allotted Shares pursuant to the exercise of his Option in accordance with Rule 7.1 and those Shares were not the subject of the general offer, the offeror will make an offer to acquire those Shares from the Participant on the same terms as Shares of the same class were acquired under the general offer.

7.3	Compulsory purchase of minority interest in the share capital of the Company

If any person becomes bound or entitled to give a notice under Sections 428 to 430F of the Companies Act 1985 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible.  A Participant can exercise his Option at any time while such person is so entitled.  After such person ceases to be so entitled, all unexercised Options (other than any New Option granted under Rule 10) will lapse.

7.4	Scheme of arrangement

If the court directs that a meeting of the holders of Shares should be convened under section 425 of the Companies Act 1985 to consider a scheme of arrangement, then:

7.4.1
a Participant’s Option will be exercisable, conditionally on the scheme of arrangement being sanctioned by the court, from the date of the court’s direction until midday on the day immediately before the date for which the shareholders’ meeting is convened and then, subject to the operation of Rule 10, shall lapse, if not exercised, on the date the scheme of arrangement is sanctioned by the court; and

7.4.2
the Board shall endeavor to procure that where the Participant has conditionally exercised his Option pursuant to Rule 7.4.1 above, the scheme of arrangement shall be extended to the Shares in respect of which the Option was conditionally exercised as if such Shares had been allotted and issued or transferred, as appropriate, to him by the  time the scheme of arrangement is sanctioned by the court

PROVIDED THAT, without prejudice to the operation of Rule 10, Options shall not, without the consent of the Board, be exercisable under this Rule if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

7.5	Voluntary winding-up of the Company

At any time before a resolution for a member’s voluntary winding-up of the Company (of which each Participant must be given notice) is passed, a Participant may exercise his Option conditionally on the resolution being passed.  If such a resolution is passed, all Options will immediately lapse to the extent that they have not been exercised.

8.           HOW OPTIONS ARE EXERCISED

8.1	Notice of exercise must be given

An Option will be exercised when the Participant delivers to theTrustee (or its agent):

8.1.1	a notice of exercise in such form and manner specified by theCompany; and

8.1.2
evidence to the satisfaction of the Trustee (or its agent) that it has received or will receive as soon as practicable payment in full of the Option Price for the aggregate number of Shares over which the Option is purported to be exercised.

The Participant may be permitted by the Company to pay the Option Price in a currency other than that in which the Option was granted, on the basis of such arrangements agreed by the Company.  The exercise is not effective until the Company (or its agent) is satisfied that all the necessary documentation, payments and/or information has been provided.

In any case where the exercise of the Option is to be satisfied by the Company and not the Trustee, references in this Rule 8.1 to the Trustee shall be taken to refer to the Company.

8.2	Options exercisable in whole or in part

An Option may be exercised in whole or in part.   If an Option is exercised in part, it may not be exercised (except to the full extent outstanding) except in multiples of 100 Shares or such other multiple as is determined by the Remuneration Committee from time to time.

8.3	Payment of taxes etc.

The exercise of an Option is subject to the Company being satisfied that any withholdings that may be necessary on account of a Participant’s Tax Liability in respect of the Option can be made.  Unless the Participant makes arrangements with the Company to provide payment in respect of his Tax Liability, the Participant agrees that the Company or any relevant company in the Group can sell on behalf of the Participant such number of Shares acquired on the exercise of an Option as is necessary to discharge the Tax Liability.

8.4	What a Participant gets when he has exercised

Subject to Rule 8.5, the Company will allot or procure the transfer of the Shares in respect of which the Option has been exercised to the Participant or his nominee, less any Shares sold under Rule 8.3, within 30 days following the date of exercise of the Option.

8.5.	Consents and approvals

The allotment or transfer of Shares under the Plan is subject to obtaining any approval or consent required.    The Company will, if appropriate, apply to the London Stock Exchange for Shares issued under the Plan to be admitted to the Official List (unless listing has already been granted).

8.6	Ranking of Shares

Shares allotted or transferred to a Participant under the Plan will rank equally in all respects with Shares of the same class. However, they will not be entitled to any rights attaching to Shares by reference to a record date falling before the date of exercise of the Option.

9.	ADJUSTMENT OF OPTIONS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company:

9.1.1	the number and/or the nominal value of Shares over which an Option is granted; and/or

9.1.2	the Option Price; and/or

9.1.3
where an Option has been exercised but at the date of the Variation no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the Option Price may be adjusted by the Remuneration Committee in such manner as it considers appropriate so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Option Price of an Option will be the same.

9.2	Nominal value of Shares

Apart from under this Rule 9.2, no adjustment under Rule 9.1 can have the effect of reducing the Option Price to less than the nominal value of a Share.  Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent.  Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board will be authorised to:

9.2.1
capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Option Price;  and

9.2.2
apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount.

9.3	Participants notified of adjustments

Participants will be notified of any adjustment made under this Rule 9 so that their Option certificates or deeds of grant can be called in or cancelled and re-issued.

10.	EXCHANGE OF OPTIONS

10.1	The Acquiring Company

If any company (the “Acquiring Company"):

10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or any member of the same group of companies; or

10.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

10.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of that Act;

any Participant can, at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed ("the Old Option ") in consideration of the grant to him of an Option ("the New Option ") which is equivalent to the Old Option but relates to shares in a different company.

10.2	The New Option

The New Option will not be regarded for the purposes of Rule 10.1 as equivalent to the Old Option unless the conditions set out in Paragraph 15(3) of Schedule 9 to the Taxes Act are satisfied, but so that the provisions of the Plan will, for this purpose, be construed as if the New Option were an option granted under the Plan at the same time as the Old Option.  References to Shares will, in relation to the New Option, be taken as references to shares of the company whose shares are scheme shares.  References to the Company shall, in relation to the New Option, be taken to be references to the company whose shares are scheme shares, where appropriate.  The New Options do not lapse if Rule 7 applies following the event permitting the grant of such new rights.

11.	AMENDING THE PLAN

11.1	The Board has discretion to amend the Rules

Subject to the rest of this Rule 11, the Board can amend the Rules of the Plan at any time by resolution.

11.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Options may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Participant, the Company, any Participating Company or Associated Company. Any additional sections must conform to the basic principles of the Plan and must not enlarge to the benefit of Participants the limits in the Rules.

11.3	No abrogation of existing rights

No amendment will be made under Rule 11.1 which would abrogate or materially affect adversely the existing rights of a Participant unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings (with the necessary amendments) applied to that class.

11.4	Shareholder approval

No amendment to the advantage of Participants or Eligible Employees (except for an amendment which could be included in an additional section adopted under Rule 11.2) can be made to the provisions in the Rules (if any) relating to:

11.4.1	who can be a Participant or Eligible Employees; and

11.4.2	the number of Shares which can be allocated under the Plan; and

11.4.3	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation;

without the approval by ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Employees or for a member of the Group.

12.	GENERAL

12.1	Notices

Any notice or other communication in connection with the Plan (including where permitted, Option certificates) can be given by electronic mail, by personal delivery, by post (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other.  Where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

12.2	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

12.3	Replacement Option certificates

If any Option certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

12.4	Administration of the Plan

The Plan will be administered in a manner approved by the Board .  No individual will have any authority in relation to the Plan unless that authority has been approved in accordance with the policy set by the Board.  The Company’s decision on any matter concerning the Plan or the interpretation of the Rules will be final and binding.

12.5	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company.  However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s Participants.

12.6	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Board shall decide. Termination of the Plan will not affect the subsisting rights of Participants.

12.7	Rights of Participants and Eligible Employees

Participation in the Plan is not pensionable.  Nothing in the Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Board or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

12.7.1	the lapsing of any Option pursuant to the Rules;

12.7.2	the failure or refusal to exercise any discretion under the Rules; and/or

12.7.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason whatever as a result of the termination of the employment relationship with the Company or any other Group Member.

12.8	Waiver of any rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason as a result of dismissal (lawfully or otherwise) shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise, to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Option, the Plan or any instrument executed pursuant to it.

12.9	The Benefit of Rules 12.7 and 12.8

The benefit of Rules 12.7 and 12.8 is given for the Company and/or the Trustee as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee) and of all the Company’s Subsidiaries, Associated Companies and Associated Undertakings.  To the extent that the Company any Subsidiary, Associated Company or Associated Undertaking of the Company is not party to the grant of an Option, the Company and/or  Trustee, as appropriate, will hold the benefit of Rule 12.7 and Rule 12.8 on trust and as agent for each of them and the Company and/or Trustee may, at their respective discretion, assign the benefit of this Rule 12.9 to any of them.

12.10	Options are subject to the Rules

Options are granted incorporating and subject to the Rules.

12.11	Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company as amended from time to time.

12.12	Governing Law

The Rules are governed by and interpreted in accordance with the law of England.  Each Participant, the Company and any other Participating Company or Associated Company submits to the jurisdiction of the English courts in relation to anything arising under the Plan.

THE RULES OF THE ASTRAZENECA SHARE OPTION PLAN

U.S. APPENDIX

1.
This Appendix constitutes the part of the Plan that will govern the grant of Options to United States Participants (the “U.S. Options”) and incorporates all the Rules of the Plan (as set forth above) including as modified in accordance with the provisions of this  Appendix.

2.	How U. S. Options will be granted

All U.S. Options shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company which, among other things, shall set forth the manner in which a Participant may exercise such U.S. Option and the form of payment for the Shares or ADSs issuable or transferable under it.

3.	Administration of the U.S. Appendix

The Company shall (i) administer the U.S. Appendix; (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the U.S. Appendix; and (iii) make such determinations under, and such interpretations of, and take such actions in connection with, the U.S. Appendix or U.S. Options as it may deem necessary or advisable.

4.	Option Price

The definition of “Option Price” in the Definitions Appendix shall be deleted and replaced by the following:

“the arithmetical average of the closing prices of ADSs (as derived from the New York Stock Exchange Official List) on the three consecutive dealing days last preceding the Date of Grant rounded up to the nearest whole cent (or such other dealing day or days not preceding the day on which the Company last announced its results for any period as the Board may determine).”

5.	Exercise of Options

5.1	Rule 5.2.2. shall be amended so that the word “Redundancy” is deleted and replaced with the following:

“circumstances in which he is entitled to receive a severance payment under any severance program adopted by his employing company or under any change-in-control contract or employment agreement to which he is a party.”

5.2          Rule 5.2.3 shall be deleted in its entirety and replaced with the following:

“retirement at or after the date the Participant is eligible to receive an immediate retirement benefit under the defined benefit pension plan in which he is then actively participating  or, if the Participant participates in the AstraZeneca Retirement Plan, at or after the date he reaches age 55 and completes ten years of service with the Group;”

5.3	Rule 6.1.2 shall be amended so that the words “Redundancy” is deleted in the first line.

5.4
For the purposes of Rule 6, a Participant on leave of absence will not cease to be in Employment until the earlier of the date on which the Participant notifies his employer of his intention not to return to work or the date set by the employer for termination of the employment relationship pursuant to applicable leave of absence policies.

6.	Section 16 compliance

If any securities of the Company should become subject to Section 16 of the US Securities Exchange Act 1934, the Company shall take all appropriate action to ensure the U.S. Appendix complies with Rule 16b-3 under that Act.

7.	Option over ADSs

The Company may arrange for (i) any Option to constitute a right to ADSs rather than Shares, in which case the references to “Shares” in the Plan shall be deemed to be references to “ADSs”, as the context may require; and (ii) for the exercise price to be paid in U.S. dollars.

In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for (i) any U.S. Option over Shares to be satisfied in the form of ADSs, or for any U.S. Option over ADSs to be satisfied in the form of Shares; and (ii) for the exercise price of any U.S. Option expressed in Sterling to be paid in U.S. dollars, or for the exercise price of any U.S. Option expressed in U.S. dollars to be paid in Sterling.

8.	Term of U.S. Option: addition of consistent provisions

The Company shall determine at the Date of Grant the term during which a U.S. Option may be exercised and whether any such U.S. Option shall be exercisable in one or more instalments. A U.S. Option may also be subject to any other provision imposed by the Company that is consistent with the purpose and intent of the U.S. Appendix.

9.	U.S. Withholding Taxes: disqualifying dispositions

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any U.S. Option under the Plan that the recipient of such U.S. Option pay to the Company (or the Subsidiary or the entity that employs the recipient) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any U.S. Federal, state or local taxes of any kind required to be withheld with respect thereto.  Any U.S. Option granted under the Plan may require the Company (or the entity that employs the recipient), or permit the recipient of such Award to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or a part of the amount of such withholding taxes in Shares or ADSs.  Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Board.

10.	Securities laws compliance

No Shares or ADSs may be issued or transferred in connection with the exercise of a U.S. Option unless the Company shall have determined that such issuance or transfer is in compliance with, or pursuant to an exemption from, all applicable U.S. Federal and state securities laws.

THE RULES OF THE ASTRAZENECA SHARE OPTION PLAN

CANADIAN APPENDIX

1.
This Appendix constitutes the part of the Plan that will govern the grant of Options to Participants in Canada (the “Options in Canada”) and incorporates all the Rules of the Plan (as set forth above) including as modified in accordance with the provisions of this  Appendix.

2.	How Options in Canada will be granted

All Options in Canada shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company which, among other things, shall set forth the manner in which a Participant may exercise such an option and the form of payment for the Shares or ADSs issuable or transferable under it.

3.	Administration of the Canadian Appendix

The Company shall (i) administer the Canadian Appendix; (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of the Canadian Appendix; and (iii) make such determinations under, and such interpretations of, and take such actions in connection with, the Canadian Appendix or Options in Canada as it may deem necessary or advisable.

4.	Option Price

The definition of “Option Price” in the Definitions Appendix shall be deleted and replaced by the following:

“the arithmetical average of the closing prices of ADSs (as derived from the New York Stock Exchange Official List) on the three consecutive dealing days last preceding the Date of Grant rounded up to the nearest whole cent (or such other dealing day or days not preceding the day on which the Company last announced its results for any period as the Board may determine).”

5.	Exercise of Options

5.1          Rule 5.2.2. shall be amended so that the word “Redundancy” is deleted.

5.2          Rule 5.2.3 shall be deleted in its entirety and replaced with the following:

“Retirement as that term is defined or used under the provisions of any pension or retirement plan in which the Participant participates.”

5.3	Rule 6.1.2 shall be amended so that the words “Redundancy” is deleted in the first line.

5.4
For the purposes of Rule 6, a Participant on leave of absence will not cease to be in Employment until the earlier of the date on which the Participant notifies his employer of his intention not to return to work or the date set by the employer for termination of the employment relationship pursuant to applicable leave of absence policies.

5.5	For greater certainty, under Rule 5.3 of the Plan:

(a)	Participants who resign their employment or whose employment is terminated for just cause will cease to be in employment on the last day worked by the Participant;

(b)
Participants whose employment is terminated without cause and without notice will cease to be in employment on the last day on which the Participant is eligible to receive or is in receipt of payment in lieu of notice of termination, or a severance payment under any severance program adopted by the Company or under any employment agreement to which the Participant is a party.  The share options granted to such Participants shall continue to become exercisable in accordance with Rule 4.1 of the Plan up to the date on which the Participant cease to be in employment.

6.	Option over ADSs

The Company may arrange for (i) any Option to constitute a right to ADSs rather than Shares, in which case the references to “Shares” in the Plan shall be deemed to be references to “ADSs”, as the context may require; and (ii) for the exercise price to be paid in U.S. dollars.

In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for (i) any Canadian Option over Shares to be satisfied in the form of ADSs, or for any Canadian Option over ADSs to be satisfied in the form of Shares; and (ii) for the exercise price of any Canadian Option expressed in Sterling to be paid in Canadian dollars, or for the exercise price of any Canadian Option expressed in Canadian Dollars to be paid in Sterling.

7.	Term of Canadian Option: addition of consistent provisions

The Company shall determine at the Date of Grant the term during which an Option in Canada may be exercised and whether any such option shall be exercisable in one or more instalments. An Option in Canada may also be subject to any other provision imposed by the Company that is consistent with the purpose and intent of the Canadian Appendix.

8.	Canadian Withholding Taxes: disqualifying dispositions

It shall be a condition to the obligation of the Company to deliver Shares or ADSs pursuant to any Option in Canada under the Plan that the recipient of such option pay to the Company (or the Subsidiary or the entity that employs the recipient) such amount as may be required by the Company or such Subsidiary for the purpose of satisfying any liability for any Canadian taxes of any kind required to be withheld with respect thereto.  Any Option in Canada granted under the Plan may require the Company (or the entity that employs the recipient), or permit the recipient of such Award to elect, in accordance with any applicable rules established by the Company, to withhold or to pay all or a part of the amount of such withholding taxes in Shares or ADSs.  Such election may be denied by the Company in its sole discretion, or may be made subject to certain conditions specified by the Board.

9.	Securities laws compliance

No Shares or ADSs may be issued or transferred in connection with the exercise of an Option in Canada unless the Company shall have determined that such issuance or transfer is in compliance with, or pursuant to an exemption from, all applicable Canadian laws.

SCHEDULE 1
 FRANCE

Options may be granted under the AstraZeneca Share Option Plan (“the Plan”) subject to the modifications set out in this Schedule (references herein to specific rules being to Rules of the Plan):

1.
Notwithstanding any other provision of the Plan, no option may be granted to any Eligible Employee who owns more than 10% of the ordinary share capital of the Company then in issue. The definition of Eligible Employee excludes any full time director who does not have an employment contract with the French Subsidiary except as permitted under the new Code de commerce Section L 225-185]

2.
The price at which shares may be acquired by the exercise of an option shall be at least equal to 95% of the arithmetical average of the middle market quotations of a share on the 20 business days last preceding the date on which the option is granted rounded up to the nearest whole penny.

3.
Notwithstanding Rule 9 of the Plan, the price at which shares may be acquired by the exercise of the option shall be adjusted only upon the occurrence of the events specified under the new Code de commerce Section L225-181.

4.
Notwithstanding Rules 6.2 and 5.2 of the Plan, on the death of a Participant, at a time when the option in question has not lapsed, the option may not be exercised later than six months after the date of the Participant’s death, in which case, her/his heirs may exercise such options, whether vested or not vested.

5.
Notwithstanding any other provision of the Plan, any shares in AstraZeneca PLC held as a result of the exercise of an Option under this Plan may not be sold or otherwise disposed of before the expiry of a period of four years from the date on which that Option was granted, or such other period as may be stipulated under the rules of this Plan from time to time.

6.
Any employee shall disclose to the French Subsidiary all information required to enable AstraZeneca PLC to comply with its disclosure obligations under law. The employee shall be provided by the 15th February in any relevant year with a document showing information required to be provided to him by French law, including the name and principal place of business and the principle or registered office address of the French Subsidiary, the date of grant and exercise of the option, the number of shares acquired and the price per share.

7.	No option may be granted in the period of 20 stock-exchange days after the payment of a dividend.

SCHEDULE 2
THE NETHERLANDS

Options may be granted under the AstraZeneca Share Option Plan (“the Plan”) subject to the modifications set out in this Schedule (references herein to specific rules being to Rules of the Plan):

1.
Notwithstanding any other provision of the Plan, an option shall be first exercisable (in whole or in part) unconditionally at any time on or following the Grant Date and will lapse on the tenth anniversary of the Grant Date.

2.	It is a condition of the grant of an option that the qualifying employee or full-time director to whom an option is granted has signed an agreement in the form attached.

3.
Notwithstanding any other provision of the Plan, the price at which shares may be acquired by the exercise of an option shall be not less than the middle market quotation of a share on the date on which the option is granted.

Agreement with Executive (The Netherlands)

To:	ASTRAZENECA SHARE TRUST LIMITED 15 Stanhope Gate London W1K 1LN

1.	In consideration of the grant of options (“the Options”) to me under the AstraZeneca Share Option Plan (Schedule 2: The Netherlands), I agree to the terms set out below.

2.	Subject to paragraph 3 below, if:

(a)	the Option is exercised before the third anniversary of its Date of Grant, and

(b)	I subsequently cease employment,

a payment is required by me following the cessation of my employment in accordance with paragraph 4 below.

3.	No payment is required under paragraph 2 above if:

(a)	my employment ceases in the circumstances specified in Rules 6.2 (Death) or 5.2 (Specific Circumstances of Cessation of Employment); or

(b)	my employment ceases in other circumstances and the Board of Directors of the Company, at its discretion, decides to waive the requirement to make such a payment; or

(c)	any of the events set out in Rule 7 (General Offer etc.) occur before employment ceases.

4.	A payment in accordance with this paragraph shall:

(a)	be made to the Company or to its order; and

(b)	shall be of an amount of pounds sterling not exceeding a sum calculated according to the following formula:

(X-Y) x Z

Where:      X = the closing middle-market quotation of a Share on the
   London Stock Exchange on the date the Option is exercised

   Y= the price at which Shares are acquired upon the exercise of the Option

   Z = the number of Shares acquired upon the exercise of the
   Option

Where I exercise the Option on more than one occasion the above formula shall be applied to each such exercise and the amount so payable by me to the Company shall be the aggregate of the amounts so calculated.

5.	In the event that any sum becomes due under this Agreement, I authorise my employer to deduct sums from my wages in one or more instalments to pay to the Company the amount due.

6.	I agree not to offer or sell any of the shares acquired upon the exercise of the Option to any resident of the Netherlands.

7.           This agreement is governed by English law.

Signed:

Dated:

SCHEDULE 3
  JAPAN

Options may be granted under the AstraZeneca Share Option Plan (“the Plan”) subject to the modifications set out in this Schedule (references herein to specific rules being to Rules of the Plan):

1.
Notwithstanding any other provision of the Plan, any exercise of an option is only effective to the extent that the aggregate price at which shares have been or are being acquired by the exercise of options by persons who have been or are resident in Japan at the time of exercise of the options does not reach JapaneseYen 100,000,000 in any two year period (or any other limit which may be placed upon the exemption from registration by the Ministry of Finance from time to time).

SCHEDULE 4
PUERTO RICO

Options may be granted under the AstraZeneca Share Option Plan (“the Plan”) subject to the modifications set out in this Schedule (references herein to specific rules being to Rules of the Plan):

1.
Notwithstanding any other provisions of Rule 3 of the Plan, the aggregate number of shares that can be issued under the Plan for all the Participants working in Puerto Rico shall not exceed 1% of the ordinary share capital of the Company at the date of adoption of the Plan.

2.	Notwithstanding the provisions of Rule 5, any Participant who ceases to be a director or employee of a Group Member (other than by reason of his death) must exercise his or her options:

(a)	in the case of disability, within 12 months of so ceasing; and

(b)	in any other case, within 3 months after so ceasing.

3.
Notwithstanding any other provision of the Plan, the accumulated market value (determined at the time the option is granted) of the shares with regard to which the options may be exercised for the first time by a Participant during any calendar year (including options granted under any other employees’ share scheme adopted by the Company) may not exceed US$100,000.

4.	Notwithstanding any other provision of the Plan, the share price at which the options may be exercised shall not be less than the fair market price of those shares at the time of the grant.

SCHEDULE 5
BELGIUM

Options may be granted under the AstraZeneca Share Option Plan (“the Plan”) subject to the modifications set out in this Schedule (references herein to specific rules being to Rules of the Plan):

1.
Notwithstanding the provisions of Rule 4.1 of the Plan an Option may not be exercisable (in whole or in part) before the expiry of the third entire calendar year after the calendar year in which the Option was granted.

THE RULES OF THE ASTRAZENECA SHARE OPTION PLAN

  DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below.  In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.         DEFINITIONS

ADS	an American Depository Share representing one Share;

Appropriate Period	has the meaning given by paragraph 15(2) of Schedule 9 to the Taxes Act;

Approved Plan	the AstraZeneca Inland Revenue Approved Share Option Plan;

Associated Company	in relation to the Company:

	(i)	any company which has Control of the Company; or

	(ii)	any company (other than Participating Company) which is under the Control of any company referred to in (i)above; or

	(iii)	any body corporate which is under the control (but not necessarily the Control) of the Company;

Associated Undertaking	a company or partnership in which the Company has an interest through a shareholding or otherwise;

Board	the board of directors for the time being of the Company or a duly authorised committee of it;

Close Period
a period when the members of the Board are prohibited from dealing in Shares under the AstraZeneca code on share dealing, under the Criminal Justice Act 1993, under any other statute or regulation, under the London Stock Exchange model code on transactions in securities or under any other similar code which the Company is subject to;

Committee	a duly authorised committee of the Board;

the Company
AstraZeneca PLC which, for the purposes of the Rules, may act through the Board or through any employee of the Group authorised to act in accordance with the policies established under Rule 1 of the Rules;

Control	has the meaning given by Section 840 of the Taxes Act;

Date of Grant	in relation to an Option, the date on which that Option is granted;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Definitions Appendix	this appendix which forms part of the Rules;

Eligible Employee
any person (including any full-time director) who, at the Date of Grant, is an employee of the Company, or of a Subsidiary or of a body corporate which is under the control (but not necessarily the Control) of the Company;

Employees’ Share Scheme	the meaning given to an employees’ share scheme by Section 743 of the Companies Act 1985;

Employment	employment as an employee of a Participating Company or an Associated Company;

Group	the Participating Companies and Associated Companies;

London Stock Exchange	the London Stock Exchange Limited (or any successor body carrying on the business of the London Stock Exchange);

Market Value
in relation to a Share on any day, an amount equal to the average of the middle-market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as may be agreed with the Inland Revenue);

Option	a contingent right to acquire Shares under the Plan which has been granted or is proposed to be granted;

*Option Price	the price per Share at which a Participant may acquire Shares on the exercise of an Option which must not be less than the Market Value of a Share at the Date of Grant;

Participant	an Eligible Employee to whom an Option Award has been granted, or (where the context requires) his personal representatives;

Plan	the AstraZeneca Share Option Plan constituted by these Rules;

Participating Company
the Company, any Subsidiary or any body corporate which is under the control (but not necessarily the Control) of the Company which in either case is designated by the Board as a Participating Company;

Plan Period	the period starting on the date on which the Plan was approved by the Company in general meeting and ending on the tenth anniversary of that date;

Redundancy
ceasing to be in Employment because the Company has decided that there is no longer any requirement or there is a reduced requirement for the Participant to perform the work which he previously performed;

Remuneration Committee	a duly authorised committee of the Board all of whose members are non-executive directors of the Company;

Rules	the rules of the Plan as amended from time to time and including the Definitions Appendix;

Share	a fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;

* Where the Option is an Option to subscribe, the Option Price cannot be less than the nominal value of a Share.

Subsidiary	a company which in relation to the Company is a company as defined by Section 736 of the Companies Act 1985;

Taxes Act	the Income and Corporation Taxes Act 1988;

Tax Liability
in relation to a Participant’s Option, the amount of all taxes and/or national insurance contributions or any other contribution which any company in the Group is required to, or may account for and on behalf of or, if permitted, in respect of that Participant’s Option;

Trustee	the trustee from time to time of an employee share ownership trust established by the Company as an Employees’ Share Scheme;

Variation
means:

(i)     in relation to the equity share capital of the Company:

a)     a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

b)     any other variation; or

(ii)    a demerger of the Company; or

(iii)   a dividend declared in respect of   Shares

which, in the case of (ii) or (iii) above would materially affect any Options.

 RULES OF THE ASTRAZENECA INLAND REVENUE APPROVED
SHARE OPTION PLAN

1.           HOW THE APPROVED PLAN WILL OPERATE

1.1	Policies set by the Remuneration Committee

The Remuneration Committee will set the policies for the Company’s operation and administration of the Approved Plan within the terms of the Rules, including as regards:

1.1.1	the Eligible Employees who will be entitled to participate from time to time;

1.1.2	the extent of an Eligible Employee’s participation;

1.1.3	what Option Price will apply to each Eligible Employee’s Option;

1.1.4	whether any performance target(s) (which will be subject to Rule 2) will apply to each Eligible Employee’s Option;

1.1.5	how Options are granted; and

1.1.6	the extent, stated at the Date of Grant, to which Options may be exercised when Participants cease Employment.

The Remuneration Committee can change any of its policies at any time but it cannot change its policies to the detriment of a Participant’s subsisting Options.

1.2          Participation and the grant of Options

An Eligible Employee may be recommended from time to time for the grant of Option.  Options will be granted by the Company in accordance with the Rules.  Alternatively, the Company may request the Trustee to grant the Option or agree to satisfy the exercise of any Option granted in accordance with the Rules.  Options will be granted by deed.  A single deed of grant can be executed in favour of any number of Eligible Employees.

1.3	The Option Price

An Option will be granted at the Option Price determined by the Remuneration Committee in accordance with the Plan Rules.

1.4	When Options will be granted

An Option can be granted at any time provided that the Date of Grant of an Option is not during a Close Period. After the fifth anniversary of the approval of the Plan by the Company in general meeting, no Option can be granted until the Remuneration Committee has reviewed the Plan.

1.5	Confirmation that an Option has been granted

A Participant who has been granted an Option will be sent, as soon as administratively practicable, an Option certificate confirming the grant of the Option and the terms on which it is granted.

1.6	Options personal to Participants

An Option cannot be transferred, assigned, charged or otherwise disposed of. On the death of a Participant, his Option can be transmitted to his personal representatives.

1.7	An Option is subject to the Rules but may be renounced

An Option is granted incorporating and subject to the Rules.  A Participant may renounce an Option, in whole or in part, within 30 days of the Date of Grant and, to the extent renounced, the Option will be treated as if it had never been granted.

2.	PERFORMANCE TARGETS

2.1	Options and performance targets

The grant or exercise of an Option may be subject to a performance target selected by the Remuneration Committee, which in the case of a performance target on exercise, will normally have to be met before the Option can be exercised.  The exercise of an  Option can be  subject to any additional objective terms and conditions the Remuneration Committee considers appropriate.  If an Option is subject to any performance target or any additional terms and conditions, these will be specified at the Date of Grant.  Any performance target selected by the Remuneration Committee, and any additional terms and conditions which the Remuneration Committee considers appropriate to impose with respect to the exercise of an Option, shall be objective and must be notified to the Inland Revenue.

2.2	Different performance targets can apply to different Eligible Employees

Options can be subject to different performance targets for each Eligible Employee.

3.	THE LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED

3.1	The limit for all Shares issued under the Approved Plan

The number of Shares which can be allocated under the Approved Plan on any day when aggregated with the number of Shares allocated under the Plan and any other Employees’ Share Scheme in the previous 10 years cannot exceed 10 per cent of the ordinary issued share capital of the Company from time to time.

3.2          Meaning of allocation and exclusion from these limits

The references in these Rules to the “allocation” of Shares mean, in the case of any share option plan, the placing of reissued Shares under option and, in relation to the other Employees’ Share Schemes, the issue and allotment of Shares.  For the purposes of the limit in Rule 3:

3.2.1	Shares where the right to acquire such Shares was released, cancelled or lapsed without being exercised will be ignored; and

3.2.2	to the extent that the exercise of Options is to be satisfied by the transfer of Shares already in issue, those Options will not be treated as granted over unissued Shares.

3.3	Adjustment to Shares to be taken into account

Where Shares issued under the Approved Plan or any other Employees’ Share Scheme of the Company are to be taken into account for the purposes of any of the limits in this Rule 3 and a Variation in the equity share capital of the Company has taken place between the date of issue of any such Shares and the date on which any such limit is to be calculated, the number of such Shares which will be taken into account for the purposes of any such limit will be adjusted in such manner as the  Remuneration Committee considers appropriate to take account of the Variation.

3.4           Individual limit

An Option granted to an Eligible Employee will be limited and take effect so that the aggregate Market Value of the Shares which he may acquire by the exercise of the Option and the exercise of any option granted under the Approved Plan or under any other share option plan (not being a savings related share option plan) approved under Schedule 9 to the Taxes Act and established by the Company, any Participating Company or any Associated Company (and not exercised) will not exceed or further exceed £30,000 or such other limit specified in Schedule 9 to the Taxes Act applicable from time to time.  For these purposes Market Value shall be calculated in accordance with the rules of the relevant plan at the date when the relevant Option or option is granted.

3.5           Purported grant of an Option in excess of limits

If an Option is purported to be granted in breach of the limit in:

3.5.1
Rule 3.1, the number of Shares over which that Option has been granted will, with the number of Shares over which all other Options have been granted on the same Date of Grant, be reduced pro rata to the largest lower number as would comply with Rule 3.1.  In any case where this Rule 3.5.1 operates, when the number of Shares under the Option has been adjusted accordingly, an Option will take effect from the Date of Grant as if it had been granted on the adjusted terms; and

3.5.2
Rule 3.4, the number of Shares over which that Option has been granted will be reduced to the largest lower number as would comply with Rule 3.4 and the Option will take effect from the Date of Grant as if it had been granted over such lower number at the outset.

4.           THE EXERCISE OF OPTIONS

4.1	When an Option can be exercised

Subject to Rule 4.3 and Rule 4.4 an Option shall be exercisable (in whole or in part) at any time following the earliest of:

4.1.1	the third anniversary of the Date of Grant;

4.1.2	the Participant ceasing to be in Employment because of:

(i)	injury or disability;

(ii)	normal retirement at or after any age at which the Participant is bound to retire under the terms of his contract of employment;

(iii)
the company in the Group which employs him ceasing to be a Participating Company or an Associated Company or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is neither a Participating Company nor an Associated Company;

(iv)	any of the circumstances described in Rule 7 (general offer, scheme of arrangement or voluntary winding-up of the Company) arising (subject to the proviso in Rule 7.4);

(v)	his death; or

(vi)	Redundancy.

4.2	Ceasing Employment in other circumstances

If a Participant ceases Employment for any reason other than those specified in Rule 4.1.2, his Options may only be exercised at the discretion of the Remuneration Committee and subject to Rule 5.1.4.

4.3           When an Option cannot be exercised

A Participant cannot exercise an Option at any time when he is precluded from participating in the Approved Plan by paragraph 8 of Schedule 9 to the Taxes Act.

4.4	Satisfaction of any performance target

An Option subject to a performance target, or any additional terms and conditions, can only be exercised if these have been satisfied.  If any event happens which causes the Remuneration Committee, acting fairly and reasonably, to believe that any performance target or any additional term or condition (as the case may be) is no longer a fair measure, the Remuneration Committee may waive or amend any such performance target or additional term and condition accordingly.

5.           LAPSE OF OPTIONS

5.1	When Options lapse

An Option will lapse to the extent that it has not been exercised (whether or not it became exercisable) on the earliest of:

5.1.1.	normal lapse time: the tenth anniversary of the Date of Grant;

5.1.2.
retirement, Redundancy, injury and disability, disposal of company/undertaking:  the end of twenty four months from the date on which the Participant ceases to be in Employment because of any of the circumstances in Rule 4.1.2 (i), (ii), (iii) or (vi) occurring;

5.1.3.
general offer, scheme of arrangement or voluntary winding-up of Company:  without prejudice to the operation of Rule 10, the expiry of the respective period referred to in Rule 7.1, Rule 7.3, Rule 7.4 (subject to the proviso in Rule 7.4) or Rule 7.5;

5.1.4.	cessation of Employment in other circumstances: the Option will lapse on the date the Participant’s Employment ceases, unless the Company exercises its discretion under Rule 4.2, in which case it will lapse when the Company specifies that it will, provided that all Options must lapse by the end of twenty four months from the date the Participant ceases Employment; or

5.1.5.	insolvency: the date on which a Participant enters into a composition with his creditors in satisfaction of his debts or a bankruptcy order is made against him.

5.2	Death

If a Participant dies at any time when any Option granted to him is outstanding, the Option(s) will be and remain capable of exercise until the expiry of twelve months from the date of his death.

5.3	Avoidance of lapse of Options where Rule 7 applies

An Option will not lapse because of Rules 5.1.2 to 5.1.4 inclusive if the Option would lapse under any of those provisions in a period when the Option is capable of being exercised under Rule 7, although the Option will lapse at the end of the applicable period under Rule 7.  This Rule is subject to Rule 5.1.1.

5.4	Female Participants on maternity leave

For purposes of this Rule 5, a female Participant on maternity leave will not cease to be in Employment until the earlier of the date on which she notifies her employer of her intention not to return to work or the date on which she ceases to have statutory or contractual rights to return to work.

5.5	Change of circumstances of Employment

If a Participant ceases to be in Employment but becomes employed by an Associated Undertaking, the Participant will be deemed not to have ceased Employment and his Options will continue to be exercisable in accordance with the Rules.  Rules 4 to 6 will apply when he ceases to be employed by an Associated Undertaking and is not re-employed by a member of the Group.

6.	DISCRETION TO EXTEND PERIOD OF EXERCISE

Notwithstanding any provision in Rule 5.1.2, Rule 5.1.3 or Rule 5.1.5, the Company can before the cessation of Employment, allow a Participant’s Options to be exercisable in whole or in part within a period of three years and six months after the Participant last exercised an Option in circumstances qualifying for relief from income tax under section 185(3) of the Taxes Act (but not later than one year from his death) after which his Options will lapse.  This Rule is subject to Rule 5.1.1.

7.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING-UP OF THE COMPANY

7.1	General offer to acquire Shares

If an offeror (either alone or together with any party acting in concert with him) obtains Control of the Company as a result of a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any person acting in concert with the offeror or any such person) a Participant can, subject to Rule 6 and Rule 7.3, exercise his Option at any time during the period of six months following the date on which the offeror (together with any person acting in concert with him) obtained Control of the Company.  After that period all unexercised Options will, without prejudice to the operation of Rule 10,lapse.

7.2	Extension to Participants of general offer

The Company will use its best endeavours to procure that if a Participant is allotted Shares pursuant to the exercise of his Option in accordance with Rule 7.1 and those Shares were not the subject of the general offer, the offeror will make an offer to acquire those Shares from the Participant on the same terms as Shares of the same class were acquired under the general offer.

7.3	Compulsory purchase of minority interest in the share capital of the Company

If any person becomes bound or entitled to give a notice under Sections 428 to 430F of the Companies Act 1985 to acquire any Shares (or would be so entitled but for the fact that there were no dissenting shareholders) each Participant will be notified of this as soon as possible.  A Participant can exercise his Option at any time while such person is so entitled.  After such person ceases to be so entitled, all unexercised Options (other than any New Option granted under Rule 10) will lapse.

7.4	Scheme of arrangement

If the court directs that a meeting of the holders of Shares should be convened under section 425 of the Companies Act 1985 to consider a scheme of arrangement, then:

7.4.1
a Participant’s Option will be exercisable, conditionally on the scheme of arrangement being sanctioned by the court, from the date of the court’s direction until midday on the day immediately before the date for which the shareholders’ meeting is convened and then, subject to the operation of Rule 10, shall lapse, if not exercised, on the date the scheme of arrangement is sanctioned by the court; and

7.4.2
the Board shall endeavor to procure that where the Participant has conditionally exercised his Option pursuant to Rule 7.4.1 above, the scheme of arrangement shall be extended to the Shares in respect of which the Option was conditionally exercised as if such Shares had been allotted and issued or transferred, as appropriate, to him by the  time the scheme of arrangement is sanctioned by the court

PROVIDED THAT, without prejudice to the operation of Rule 10, Options shall not, without the consent of the Board, be exercisable under this Rule 7.4 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, where such holding company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

7.5	Voluntary winding-up of the Company

At any time before a resolution for a member’s voluntary winding-up of the Company (of which each Participant must be given notice) is passed, a Participant may exercise his Option conditionally on the resolution being passed.  If such a resolution is passed, all Options will immediately lapse to the extent that they have not been exercised.

8.           HOW OPTIONS ARE EXERCISED

8.1	Notice of exercise must be given

An Option will be exercised when the Participant delivers to theTrustee (or its agent):

8.1.1	a notice of exercise in such form and manner specified by the Company; and

8.1.2
evidence to the satisfaction of the Trustee (or its agent) that it has received or will receive as soon as practicable payment in full of the Option Price for the aggregate number of shares over which the Option is purported to be exercised.

The exercise is not effective until the Company (or its agent) is satisfied that all the necessary documentation, payments and/or information has been provided.

In any case where the exercise of the Option is to be satisfied by the Company and not the Trustee, references in this Rule 8.1 to the Trustee shall be taken to refer to the Company.

8.2	Options exercisable in whole or in part

An Option may be exercised in whole or in part.   If an Option is exercised in part, it may not be exercised (except to the full extent outstanding) except in multiples of 100 Shares or such other multiple as is determined by the Remuneration Committee from time to time.

8.3           What a Participant gets when he has exercised

Subject to Rule 8.4, the Company will allot or procure the transfer of the Shares in respect of which the Option has been exercised to the Participant or his nominee within 30 days following the date of exercise of the Option.

8.4	Consents and approvals

The allotment or transfer of Shares under the Approved Plan is subject to obtaining any approval or consent required. The Company will, if appropriate, apply to the London Stock Exchange for Shares issued under the Approved Plan to be admitted to the Official List (unless listing has already been granted).

8.5	Ranking of Shares

Shares allotted or transferred to Participants under the Approved Plan will rank equally in all respects with Shares of the same class. However, they will not be entitled to any rights attaching to Shares by reference to a record date falling before the date of exercise of the Option.

9.	ADJUSTMENT OF OPTIONS

9.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company:

9.1.1	the number and/or the nominal value of Shares over which an Option is granted; and/or

9.1.2	the Option Price; and/or

9.1.3
where an Option has been exercised but at the date of the Variation no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the Option Price may be adjusted by the Remuneration Committee in such manner as is considers appropriate so that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Option Price of an Option will be the same.  For as long as the

Approved Plan is approved under the Taxes Act, no adjustment will be effective until it has been approved by the Inland Revenue.

9.2	Nominal value of Shares

Apart from under this Rule 9.2, no adjustment under Rule 9.1 can have the effect of reducing the Option Price to less than the nominal value of a Share.  Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price in respect of both the issued and the unissued Shares can be made to the same extent.  Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board will be authorised to:

9.2.1
capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Option Price;  and

9.2.2
apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount.

9.3	Participants notified of adjustments

Participants will be notified of any adjustment made under this Rule 9 so that their Option certificates or deeds of grant can be called in or cancelled and re-issued.

10.	EXCHANGE OF OPTIONS

10.1	The Acquiring Company

If any company (the “Acquiring Company"):

10.1.1	obtains Control of the Company as a result of making a general offer to acquire:

(i)	the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

(ii)	all the shares in the Company which are of the same class as the Shares;

in either case ignoring any Shares which are already owned by it or any member of the same group of companies; or

10.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

10.1.3	becomes bound or entitled to acquire Shares under Sections 428 to 430F of that Act;

any Participant can, at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed ("the Old Option") in consideration of the grant to him of an Option ("the New Option") which is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within Paragraph 10(b) or (c) of Schedule 9 to the Taxes Act).

10.2	The New Option

The New Option will not be regarded for the purposes of Rule 10.1 as equivalent to the Old Option unless the conditions set out in Paragraph 15(3) of Schedule 9 to the Taxes Act are satisfied, but so that the provisions of the Approved Plan will, for this purpose, be construed as if the New Option were an option granted under the Approved Plan at the same time as the Old Option and, except for the purpose of the definition of "Participating Company" in the Definitions Appendix, as if the reference to AstraZeneca PLC in the definition of the “Company” in the Definitions Appendix were a reference to the different company mentioned in Rule 10.1 (where the context requires it).

The New Options do not lapse if Rule 7.3 applies following the event permitting the grant of such new rights.

11.	AMENDING THE APPROVED PLAN

11.1	The Board has discretion to amend the Rules

Subject to the rest of this Rule 11, the Board can amend the Rules at any time by resolution of the Board.  For as long as the Approved Plan is approved under the Taxes Act, no amendment will have effect until it has been approved by the Inland Revenue.

11.2	No abrogation of existing rights

No amendment will be made under Rule 11.1 which would abrogate or materially affect adversely the existing rights of a Participant unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 1985 relating to class meetings (with the necessary amendments) applied to that class.

11.3	Shareholder approval

No amendment to the advantage of Participants or Eligible Employees can be made to the provisions in the Rules (if any) relating to:

11.3.1	who can be a Participant or Eligible Employee; and

11.3.2	the number of Shares which can be allocated under the Approved Plan; and

11.3.3	the basis for determining a Participant’s entitlement to and the terms of the Shares and any adjustment in the event of a Variation without the approval by ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Approved Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Employees or for a member of the Group.

12.	GENERAL

12.1	Notices

Any notice or other communication in connection with the Approved Plan (including, where permitted, Option certificates) can be given by electronic mail, by personal delivery, by post (in the case of a company, to its registered office and in the case of an individual to his last known address) or by any other means which a Participating Company and its employees use to communicate with each other.  Where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

12.2	Documents sent to shareholders

Participants may, but are not entitled to, receive copies of any notice or document sent by the Company to the holders of Shares.

12.3	Replacement Option certificates

If any Option certificate is worn out, defaced or lost, it can be replaced on such evidence being provided as may be required.

12.4	Shares to cover Options

Enough Shares will be available at all times to satisfy all Options granted.

12.5	Administration of the Approved Plan

The Approved Plan will be administered in a manner approved by the Board.  No individual will have any authority in relation to the Approved Plan unless that authority has been approved in accordance with the policy set by the appropriate Committee.  The Company’s decision on any matter concerning the Approved Plan or the interpretation of the Plan Rules will be final and binding.

12.6	Costs of introducing and administering the Approved Plan

The costs of introducing and administering the Approved Plan will be borne by the Company.  However, the Company can require any Participating Company to enter into such arrangement to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s Participants.

12.7	Termination of the Plan

The Approved Plan will terminate at the end of the Plan Period or at any earlier time the Board shall decide. Termination of the Approved Plan will not affect the subsisting rights of Participants.

12.8	Rights of Participants and Eligible Employees

Participation in the Approved Plan is not pensionable.  Nothing in the Approved Plan nor in any instrument executed pursuant to it will confer upon any person any right to continue in the employment of the Group, or will affect the right of the Company or any company in the Group to terminate the employment of any person without liability at any time with or without cause, or will impose upon the Group or the Board, or their respective agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

12.8.1	the lapsing of any Options pursuant to the Rules;

12.8.2	the failure or refusal to exercise any discretion under the Rules; and/or

12.8.3
a Participant ceasing to be a person who has the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason whatever as a result of the termination of the employment relationship with the Company or any other Group Member.

12.9	Waiver of Rights

Any person who ceases to have the status or relationship of an employee or executive director with the Company or any other company in the Group for any reason as a result of dismissal (lawfully or otherwise) shall not be entitled, and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or otherwise, to any sum, damages, Shares or other benefits to compensate that person for the loss of any rights, benefits or expectations under any Option, the Approved Plan or any instrument executed pursuant to it.

12.10	The Benefit of Rules 12.8 and 12.9

The benefit of Rules 12.8 and 12.9 is given for the Company and/or the Trustee, as appropriate for itself and as trustee and agent of the Company (if the benefit is given for the Trustee) and of all the Company’s Subsidiaries, Associated Companies and Associated Undertakings.  To the extent that the Company, any Subsidiary, Associated Company or Associated Undertaking of the Company is not a party to the grant of an Option, the Company and/or the Trustee, as appropriate, will hold the benefit of Rule 12.8 and Rule 12.9 on trust and as agent for each of them and the Company and/or the Trustee may, at their respective discretion, assign the benefit of this rule 12.10 to any of them.

12.11	Options are subject to the Rules

Options are granted incorporating and subject to the Rules.

12.12	Articles of Association

Any Shares acquired on the exercise of Options are subject to the Articles of Association of the Company as amended from time to time.

12.13	Governing Law

The Rules are governed by and interpreted in accordance with the law of England.  Each Participant, the Company and any other Participating Company or Associated Company submits to the jurisdiction of the English courts in relation to anything arising under the Approved Plan.

THE ASTRAZENECA INLAND REVENUE APPROVED
SHARE OPTION PLAN

DEFINITIONS APPENDIX

INTRODUCTION

The words and expressions used in the Rules which have capital letters have the meanings set out below.  In the Rules:

(i)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(ii)	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and include any subordinate legislation made under them; and

(iii)	unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

1.	DEFINITIONS

	Appropriate Period	has the meaning given by paragraph 15(2) of Schedule 9 to the Taxes Act;

	Approved Plan	the AstraZeneca Inland Revenue Approved Share Option Plan constituted by these Rules;

	Associated Company	in relation to the Company, has the meaning given by Section 416 of the Taxes Act;

	Associated Undertaking	a company or partnership in which the Company has an interest through a shareholding or otherwise;

	Board	the board of directors for the time being of the Company or a duly authorised committee of it;

Close Period
a period when the members of the Board of the Company are prohibited from dealing in Shares under the AstraZeneca code on share dealing, under the Criminal Justice Act 1993 or under any other statute or regulation, under the London Stock Exchange model code on transactions in securities or under any other similar code which the Company is subject to;

Committee	a duly authorised committee of the Board;

the Company
AstraZeneca PLC which, for the purposes of the Rules, may act through the Board or through any employee of the Group authorised to act in accordance with the policies established under Rule 1 of the Rules;

Control	has the meaning given by Section 840 of the Taxes Act;

Date of Grant	in relation to an Option, the date on which that Option is granted;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Definitions Appendix	this appendix which forms part of the Rules;

Eligible Employee
any person who at the Date of Grant:

(i)    is an employee or director of a Participating Company, on terms which, in the case of a director, require him to devote no less than 25 hours per week (excluding meal breaks) to his duties; and

(ii)    is not precluded from participating in the Approved Plan by paragraph 8 of Schedule 9 to the Taxes Act;

Employees’ Share Scheme	the meaning given to an employees’ share scheme by Section 743 of the Companies Act 1985;

Employment	employment as an employee of or holding office as a director of a Participating Company or an Associated Company;

Group	the Participating Companies and Associated Companies;

London Stock Exchange	the London Stock Exchange Limited (or any successor body carrying on the business of the London Stock Exchange);

Market Value
in relation to a Share on any day, an amount equal to the average of the middle-market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as may be agreed with the Inland Revenue);

Option	a contingent right to acquire Shares under the Approved Plan which has been granted or is proposed to be granted;

* Option Price	the price per Share at which a Participant may acquire Shares on the exercise of an Option which must not be manifestly less than the Market Value of a Share at the Date of Grant;

Participant	an Eligible Employee to whom an Option has been granted or (where the context requires) his personal representatives;

Participating Company	the Company and any Subsidiary designated by the Board as a Participating Company;

Plan	the AstraZeneca Share Option Plan;

* Where the Option is an Option to subscribe, the Option Price cannot be less than the nominal value of a Share.

Plan Period	the period starting on the date the Approved Plan was approved by the Company in general meeting and ending on the tenth anniversary of that date;

Plan Rules	the rules of the Approved Plan as amended from time to time including the Definitions Appendix;

Redundancy	has the meaning given in the Employment Rights Act 1996;

Remuneration Committee	a duly authorised committee of the Board all of whose members are non-executive directors of the Company;

Rules	the rules of the Approved Plan as amended from time to time and including the Definitions Appendix;

Share	a fully paid ordinary share in the capital of the Company which satisfies the conditions of paragraphs 10 to 14 of Schedule 9 to the Taxes Act;

Subsidiary	a company which in relation to the Company is a company as defined by Section 736 of the Companies Act 1985 and which is under the Control of the Company;

Taxes Act	the Income and Corporation Taxes Act 1988;

Trustee	the trustee from time to time of an employee share ownership trust established by the Company as an Employees’ Share Scheme;

Variation
in relation to the equity share capital of the Company means:

(i)    a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction; or

(ii)   any other variation in respect of which the Inland Revenue may from time to time allow an adjustment of Options in accordance with Rule 9.